EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION OF

                        PACIFIC GAS TRANSMISSION COMPANY


JACK F. JENKINS-STARK and LESLIE H. EVERETT certify that:

     1. They are the Chairman of the Board and the Secretary, respectively, of Pacific Gas Transmission Company, a California corporation.

     2. The Articles of Incorporation of the corporation, as amended to the date of the filing of this certificate, including the amendment set forth herein but not separately filed (and with the omissions required by Section 910 of the Corporations Code), are amended and restated as follows:

     First: That the name of this corporation is PG&E Gas Transmission, Northwest Corporation.

     Second: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

     Third: The corporation elects to be governed by all of the provisions of the General Corporation Law (as added to the California Corporations Code effective January 1, 1977, and as subsequently amended) not otherwise applicable to this corporation under Chapter 23 of said General Corporation Law.

     Fourth: The corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock." The total number of shares of Common Stock is 1,000, and the total number of shares of Preferred Stock which the corporation is authorized to issue is 5,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized, except as to matters fixed as to Preferred Stock in this Article Fourth, to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Except as therwise provided by law, the holders of Common Stock shall have and possess the exclusive right to notice of shareholders' meetings and the exclusive voting rights and powers, and the holders of Preferred Stock shall not be entitled to notice of any shareholders' meetings or to vote on the election of directors or on any other matter.

     Fifth: The shares of stock may be offered for sale for money or in exchange for property, from time to time upon such terms and conditions as the board of directors may prescribe.

     Sixth: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Seventh: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaws, resolutions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

     3. The foregoing amendment and the restatement of the Articles of Incorporation of the corporation have been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The corporation has only one class of shares outstanding. The total number of outstanding shares of the corporation entitled to vote on the amendment is 1,000. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

     5. The undersigned have read and understand Section 110(c) of the California Corporations Code, and further understand and acknowledge that these Restated Articles of Incorporation will be effective as of 12:01 a.m. PST on January 1, 1998.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:  December 31, 1997.



                                                     /s/ JACK JENKINS-STARK
                                                     -----------------------
                                                     Jack Jenkins-Stark
                                                     Chairman of the Board


                                                     /s/ LESLIE H. EVERETT
                                                     -----------------------
                                                     Leslie H. Everett
                                                     Secretary